EXHIBIT 4.1

PLACEMENT AGENT WARRANT AGREEMENT

     PLACEMENT AGENT WARRANT AGREEMENT (this "Agreement"), dated as of November 3, 2000, between FLIGHT SAFETY TECHNOLOGIES, INC. a Delaware corporation ("Company"), and SPENCER TRASK VENTURES, INC. (formerly known as Spencer Trask Securities, Incorporated) ("Agent").

W I T N E S S E T H

     WHEREAS, the Agent has agreed pursuant to the Placement Agency Agreement, dated June 26, 2000, by and between the Agent and the Company (the "Placement Agency Agreement") to act as the exclusive placement agent in connection with the Company's proposed private placement (the "Offering") of up to 70 units ("Units") (plus up to an additional 21 Units, or such greater amount as the Company and the Agent shall agree, solely to cover over-subscriptions, if any), each Unit consisting of 30,303 shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"); and

     WHEREAS, the Company has agreed to issue to the Agent or its designee(s) warrants ("Warrants") to purchase a number of shares of Series A Preferred Stock equal to twenty percent (20%) of the number of shares of Series A Preferred Stock contained in the Units sold in the Offering; and

     WHEREAS, the Warrants to be issued pursuant to this Agreement will be issued at each of the Closings (as such term is defined in the Placement Agency Agreement) by the Company to the Agent in consideration for, and as part of the Agent's compensation in connection with, the Agent acting as the placement agent pursuant to the Placement Agency Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

     1.      Grant. The Company hereby grants to the Agent and its assigns (each, a "Holder"), the right to purchase, at any time during the term ("Warrant Exercise Term") commencing on the date hereof and ending at 5:30 p.m., New York time, on the earlier of (a) the tenth anniversary of the date of the Final Closing (as defined in the Placement Agency Agreement) or (b) the date which is three years after the closing date of an IPO as defined in Section 3(e) of the Placement Agency Agreement of the Company's equity securities commenced within such ten-year period, an aggregate number of shares of Series A Preferred Stock ("Warrant Shares") equal to twenty percent (20%) of the number of shares of Series A Preferred Stock contained in the Units sold in the Offering, at an initial exercise price of $3.30 per share, subject to adjustment as provided in Section 6 hereof (as in effect from time to time, the "Exercise Price").

     2.     Warrant Certificates. The Warrants shall be evidenced by warrant certificates ("Warrant Certificates") in the form of Exhibit A hereto which shall be issued and delivered to the Agent upon each sale of Units in respect of which Warrants shall become issuable hereunder. The Warrant Certificates, and the certificates representing the Warrant Shares and or other securities, property or rights issuable upon exercise of the Warrants (collectively, the "Warrant Securities"), shall be executed on behalf of the Company by the manual or facsimile signature of the then present President attested to by the manual or facsimile signature of the then present Secretary or Assistant Secretary of the Company. Warrant Certificates shall be dated the date of execution by the Company upon initial issuance notwithstanding any subsequent division, exchange, substitution or transfer.

     3.     Exercise of Warrant.

          3.1     Exercise. Warrants may be exercised, in whole or in part (but not as to fractional shares), by surrender of a Warrant Certificate with the annexed Form of Election to Purchase duly executed, together with payment of the aggregate Exercise Price for the Warrant Shares for which such Warrants are being exercised at the Company's principal offices at One Spar Yard Street, New London, CT 06320. The Exercise Price shall be payable by certified or official bank check. The aggregate Exercise Price may also be paid, in whole or in part, by delivery of shares of Series A Preferred Stock or common stock, $.01 par value, of the Company ("Common Stock") owned by the Holding having an average Fair Market Value (as defined below) on the five business days ending two days immediately prior to the Exercise Date (as defined below) equal to the portion of the aggregate Exercise Price being paid in such shares. In addition, the Warrants may be exercised, by surrendering the Warrant Certificate in the manner specified in this Section 3, together with irrevocable instructions to the Company to issue in exchange for the Warrant Certificate the number of shares of Series A Preferred Stock equal to the product of (a) the number of shares as to which the Warrants are being exercised multiplied by (b) a fraction the numerator of which is the average Fair Market Value of a share of Series A Preferred Stock on the five business days ending two days immediately prior to the Exercise Date less the Exercise Price therefor and the denominator of which is such Fair Market Value. In the case of the purchase of less than all the shares of Series A Preferred Stock purchasable under any Warrant Certificate, the Company shall cancel said Warrant Certificate and shall execute and deliver a new Warrant Certificate of like tenor for the unexercised balance of the Warrant Shares. For purposes hereof, "Exercise Date" shall mean the date on which all deliveries required to be made to the Company upon exercise of Warrants pursuant to this Section 3.1 shall have been made.

          3.2     Issuance of Certificates for Warrant Shares. Upon the exercise of the Warrants, the issuance of certificates for Warrant Shares shall be made forthwith (and in any event such issuance shall be made within 10 business days from the Exercise Date) without charge to the Holder thereof, and such certificates shall (subject to the provisions of Section 4 hereof) be issued in the name of, or in such names as may be directed by, the Holder thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificates in a name other than that of the Holder, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

     4.     Transfer of Securities. Each Holder, by acceptance of a Warrant Certificate, covenants and agrees that it is acquiring the Warrants evidenced thereby, and, upon exercise thereof, the Warrant Shares, for its own account as an investment and not with a view to distribution thereof. The Warrant Securities have not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws and no transfer of any Warrant Securities shall he permitted unless the Company has received notice of such transfer, at the address of its principal office set forth in Section 3.1 hereof, in the form of assignment attached hereto, accompanied by an opinion of counsel reasonably satisfactory to the Company that an exemption from registration of such Warrant Securities under the Act is available for such transfer. Upon any exercise of the Warrants, certificates representing the Warrant Shares and any of the other securities issuable upon exercise of the Warrants shall bear the following legend:

The securities represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") or any state securities laws for public resale, and may not be offered or sold except pursuant to (i) an effective registration statement under the Act and such laws or (ii) an opinion of counsel reasonably satisfactory to the issuer that an exemption from such registration is available.

Any purported transfer of any Warrants or Warrant Securities not in compliance with the provisions of this Section 4 shall be null and void.

     5.     Registration Rights. The Holders shall be entitled to such registration rights in respect of the Common Stock underlying the Series A Preferred Stock contained in the Warrant Shares as are set forth in the Registration Rights Agreement, dated as of November 3, 2000, among the Company, the Placement Agent and the other parties signatory thereto (the "Registration Rights Agreement").

     6.     Adjustments to Exercise Price and Number of Securities.

          6.1     Conversion of Preferred Stock. If all of the Series A Preferred Stock underlying the Warrants shall become converted into shares of Common Stock, then the Warrants shall automatically become exercisable for that number of shares of Common Stock equal to the number of shares of Common Stock that would have been received if the Warrants had been exercised in full and the shares of Series A Preferred Stock received thereupon had been simultaneously converted into shares of Common Stock immediately prior to such conversion event, and the Exercise Price per share of Common Stock shall be automatically adjusted to equal the number obtained by dividing (a) the aggregate Exercise Price of the shares of Series A Preferred Stock for which the Warrants were exercisable immediately prior to such conversion, by (b) the number of shares of Common Stock for which the Warrants are exercisable immediately after such conversion. In such event, the anti-dilution provisions of this Section 6 shall apply with the same force and effect as if the dilution-related events described herein with respect to the Series A Preferred Stock encompassed the Company's Common Stock.

          6.2     Computation of Adjusted Exercise Price. Except as hereinafter provided, in case the Company shall at any time after the date hereof issue or sell any shares of Series A Preferred Stock, including shares held in the Company's treasury, for a consideration per share less or greater than the Exercise Price in effect immediately prior to the issuance or sale of such shares or the Fair Market Value (as defined in Section 3.3 hereof) of a share of Series A Preferred Stock on the last business day immediately preceding the issuance or sale of such shares, or without consideration, then forthwith upon such issuance or sale, the Exercise Price shall (until another such issuance or sale) be reduced or increased to the price (calculated to the nearest full cent) determined by dividing (i) an amount equal to the sum of (A) the number of shares of Series A Preferred Stock outstanding immediately prior to such issuance or sale multiplied by the Exercise Price then in effect, and (B) the aggregate amount of the consideration, if any, received by the Company upon such issuance or sale, by (ii) the total number of shares of Series A Preferred Stock outstanding immediately after such issuance or sale; and provided, however, that in no event shall the Exercise Price be adjusted pursuant to the computations in this Section 6.2 to an amount in excess of the Exercise Price in effect as of the date hereof, except in the case of a combination of outstanding shares of Series A Preferred Stock, as provided by Section 6.4 hereof.

          For the purposes of any computation to be made in accordance with this Section 6.2, the following provisions shall be applicable:

               (1)     In case of the issuance or sale of shares of Series A Preferred Stock for a consideration part or all of which shall be cash, the amount of the cash consideration therefor shall be deemed to be the amount of cash received by the Company for such shares (or, if shares of Series A Preferred Stock are offered by the Company for subscription, the subscription price, or, if shares of Series A Preferred Stock are sold to underwriters or dealers for public offering without a subscription offering, the public offering price, before deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services, or any expenses incurred in connection therewith).

               (2)     In case of the issuance or sale (otherwise than as a dividend or other distribution on any stock of the Company) of shares of Series A Preferred Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefor other than cash shall be deemed to be the value of such consideration as determined in good faith by the Board of Directors of the Company.

               (3)     Shares of Series A Preferred Stock issuable by way of dividend or other distribution on any stock of the Company shall be deemed to have been issued immediately after the opening of business on the day following the record date for the determination of stockholders entitled to receive such dividend or other distribution and shall he deemed to have been issued without consideration.

               (4)     The reclassification of securities of the Company other than shares of Series A Preferred Stock into securities including shares of Series A Preferred Stock shall be deemed to involve the issuance of such shares of Series A Preferred Stock for a consideration other than cash immediately after the opening of business on the day following the record date for the determination of security holders entitled to receive such shares, and the value of the consideration allocable to such shares of Series A Preferred Stock shall be determined as provided in paragraph (2) of this Section 6.2.

               (5)     The number of shares of Series A Preferred Stock at any one time outstanding shall include the aggregate number of shares issued or issuable (subject to readjustment upon the actual issuance thereof) upon the exercise of then outstanding options, rights, warrants and upon the conversion or exchange of then outstanding securities convertible or exchangeable into shares of Series A Preferred Stock.

               (6)     No adjustment shall he made to the Exercise Price then in effect upon (a) the exercise of the Warrants, or (b) to the extent that, pursuant to Section 6.1 hereof, the antidilution provisions of this agreement apply to dilution-related events with respect to the Common Stock, the conversion or exchange of convertible or exchangeable securities outstanding as of the date that Section 6.1 becomes effective with respect to the Common Stock.

          6.3     Options, Rights, Warrants and Convertible and Exchangeable Securities.

          In case the Company shall at any time after the date hereof grant or issue options, rights or warrants to subscribe for shares of Series A Preferred Stock, or issue any securities convertible into or exchangeable for shares of Series A Preferred Stock, where the aggregate consideration per share of Series A Preferred Stock is less than the Exercise Price in effect immediately prior to the issuance of such options, rights or warrants, or such convertible or exchangeable securities, the Exercise Price in effect immediately prior to the issuance of such options, rights or warrants, or such convertible or exchangeable securities, as the case may be, shall be reduced to a price determined by making a computation in accordance with the provisions of Section 6.2 hereof, provided that:

          (a)     The aggregate maximum number of shares of Series A Preferred Stock issuable under such options, rights or warrants shall be deemed to be issued and outstanding at the time such options, rights or warrants were issued.

          (b)     The aggregate consideration for any such options, rights or warrants shall be equal to the minimum purchase price per share provided for in such options, rights or warrants at the time of issuance, plus the consideration, if any, received by the Company for such options, rights or warrants.

          (c)     The aggregate maximum number of shares of Series A Preferred Stock issuable upon conversion or exchange of any convertible or exchangeable securities shall be deemed to be issued and outstanding at the time of issuance of such securities.

          (d)     The aggregate consideration for any such convertible or exchangeable securities shall be equal to the consideration received by the Company for such securities, plus the minimum consideration, if any, receivable by the Company upon the conversion or exchange thereof.

          (e)     If any change shall occur in the exercise price per share provided for in any of such options, rights or warrants or in the price per share at which such convertible or exchangeable securities are convertible or exchangeable, such options, rights or warrants or convertible or exchangeable securities, as the case may be, shall be deemed to have expired or terminated on the date when such price change became effective in respect of shares not theretofore issued pursuant to the exercise or conversion or exchange thereof, and the Company shall be deemed to have issued upon such date new options, rights or warrants or convertible or exchangeable securities at the new price in respect of the number of shares issuable upon the exercise of such options, rights or warrants or the conversion or exchange of such convertible or exchangeable securities.

          (f)     In case there has been any adjustment hereunder in the Exercise Price by reason of the offer, issue or sale of any subscription or purchase rights or options or any convertible or exchangeable securities or obligations and the purchase, conversion or exchange privilege so created thereafter terminates unexercised or changes, such Exercise Price shall as of the date of such termination or change be adjusted to reflect such termination or change.

          6.4     Subdivision and Combination. In case the Company shall at any time subdivide or combine the outstanding shares of Series A Preferred Stock, the Exercise Price shall forthwith be proportionately decreased in the case of subdivision or increased in the case of combination.

          6.5     Adjustment in Number of Securities. Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 6, the number of securities issuable upon the exercise of each Warrant shall be adjusted to the nearest full amount by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares issuable upon exercise of the Warrants immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

          6.6     Definition of Series A Preferred Stock. For the purpose of this Agreement, the term "Series A Preferred Stock" shall mean (i) the class of' stock designated as Series A Convertible Preferred Stock in the Certificate of Incorporation of the Company as may be amended as of the date hereof, or (ii) any other class of stock resulting from successive changes or reclassifications of such Series A Preferred Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.

          6.7     Merger or Consolidation. In the event the Company shall propose to enter into any consolidation or merger with or into any other corporation or entity (other than a consolidation or merger which does not result in any reclassification or change of the outstanding voting securities (a "Trigger Event")), the corporation or entity formed by or resulting from such consolidation or merger shall execute and deliver to each Holder a supplemental warrant agreement whereby the Holder of each Warrant shall thereafter be entitled to purchase pursuant to such Warrant (in lieu of the number of Warrant Shares which such Holder would have been entitled to purchase immediately prior to such Trigger Event) the shares of stock or other securities or property to which such number of Warrant Shares would have been entitled at the time of such Trigger Event, at an aggregate purchase price equal to that which would have been payable if such number of Warrant Shares had been purchased immediately prior thereto. In case of any such Trigger Event, lawful, adequate and appropriate provision shall he made with respect to the rights and interests thereafter of the Holder such that all the provisions of each Warrant shall thereafter be applicable, as nearly as practicable, to such stock or other securities ("Replacement Securities") and/or property thereafter deliverable upon the exercise of each Warrant. The supplemental warrant agreement shall contain the express assumption by such successor corporation or entity of the due and punctual performance and observation of every provision of each Warrant to be performed and observed by the Company and all liabilities and obligations of the Company hereunder and thereunder. Upon consummation of any such transaction, the term "Series A Preferred Stock" as used herein, shall be deemed to mean, as appropriate, such Replacement Securities and/or property, including without limitation, the definition of Warrant Shares as used herein.

          6.8     No Adjustment of Exercise Price in Certain Cases. No adjustment of the Exercise Price shall be made:

          (a)     Upon the issuance or sale of the Warrants or the shares of Series A Preferred Stock issuable upon the exercise of the Warrants in connection with the further placement of the Units.

          (b)     If the amount of said adjustment shall be less than ten cents ($.10) per security issuable upon exercise of the Warrants; provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least ten cents ($.10) per security issuable upon exercise of the Warrants.

          6.9     Dividends and Other Distributions. In the event that the Company shall at any time prior to the exercise of all Warrants declare a dividend (other than a dividend consisting solely of shares of Series A Preferred Stock) or otherwise distribute to its stockholders any assets, property, rights, evidence of indebtedness, securities (other than shares of Series A Preferred Stock), whether issued by the Company or by another, or any other thing of value, the Holders of the unexercised Warrants shall thereafter be entitled, in addition to the shares of Series A Preferred Stock or other securities and property receivable upon the exercise thereof, to receive, upon the exercise of such Warrants, the same property, assets, rights, evidences of indebtedness, securities or any other thing of value that they would have been entitled to receive at the time of such dividend or distribution as if the Warrants had been exercised immediately prior to such dividend or distribution and converted into shares of Series A Preferred Stock. At the time of any such dividend or distribution, the Company shall make appropriate reserves to ensure the timely performance of the provisions of this Section 6.9.

          6.10     Other Dilutive Events. In case any event shall occur as to which the other provisions of this Section 6 are not strictly applicable but the failure to make any adjustment would not fairly protect the purchase rights represented by the Warrants in accordance with the essential intent and principles hereof, then, in each such case, the Company shall appoint a firm of independent public accountants of recognized national standing (which may he the regular auditors of the Company), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 6, and necessary to preserve, without dilution, the purchase rights represented by the Warrants. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holders of Warrants and shall make the adjustments described therein.

          6.11     Notice of Adjustment. Upon any adjustment of any Exercise Price hereunder, then and in each such case the Company shall promptly deliver a notice to the Holders of the Warrants, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease if any, in the number of shares purchasable at such price upon the exercise of each Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

     7.     Exchange and Replacement of Warrant Certificates. Each Warrant Certificate is exchangeable without expense, upon the surrender thereof by the registered Holder at the principal office of the Company, for a new Warrant Certificate of like tenor and date representing in the aggregate the right to purchase the same number of securities in such denominations as shall be designated by the Holder thereof at the time of such surrender.

     Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Warrants, if mutilated, the Company will make and deliver a new Warrant Certificate of like tenor, in lieu thereof.

     8.     Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of shares of Series A Preferred Stock upon the exercise of the Warrants, but instead shall pay cash in lieu of such fractional interests to the Holders entitled thereto based on the Fair Market Value of the Series A Preferred Stock as determined in good faith by the Board of Directors of the Company.

     9.     Reservation and Listing of Securities. The Company shall at all times reserve and keep available out of its authorized shares of Series A Preferred Stock, solely for the purpose of issuance upon the exercise of the Warrants, such number of' shares of Series A Preferred Stock or other securities, properties or rights as shall be issuable upon the exercise thereof and such number of shares of Common Stock into which such shares of Series A Preferred Stock are convertible. The Company covenants and agrees that, upon exercise of the Warrants and payment of the Exercise Price therefor, all shares of Series A Preferred Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid, non-assessable and not subject to the preemptive rights of any stockholder.

     10.     Notices to Warrant Holders. Nothing contained in this Agreement shall be construed as conferring upon the Holders the right to vote or to consent or to receive notice as a stockholder in respect of any meetings of stockholders for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of the Warrants and their exercise, any of the following events shall occur:

          (a)     the Company shall take a record of the holders of its shares of Series A Preferred Stock or Common Stock for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of current or retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company; or

          (b)     the Company shall offer to all the holders of its Series A Preferred Stock or Common Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option right or warrant to subscribe therefore; or

          (c)     a dissolution, liquidation, merger, consolidation or winding up of the Company or a sale of all or substantially all of its property, assets and business as an entirety shall be proposed:

then, in any one or more of said events, the Company shall give written notice of such event at least 15 days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, convertible or exchangeable securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. Failure to give such notice or any defect therein shall not affect the validity of any action taken in connection with the declaration or payment of any such dividend, or the issuance of any convertible or exchangeable securities, or subscription rights, options or warrants, or any proposed dissolution, liquidation, merger, consolidation, winding up or sale.

     11.     Notices. All notices, requests, consents and other communications hereunder shall he in writing and shall be deemed to have been duly made when delivered, or mailed by registered or certified mail, return receipt requested:

          (a)     If to a Holder, to the address of such Holder as shown on the books of the Company; or

          (b)     If to the Company, to the address set forth in Section 3.1 hereof, or to such other address as the Company may designate by notice to the Holders.

     12.     Supplements and Amendments. The Company and the Agent may from time to time supplement or amend this Agreement without the approval of' any Holders in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Agent may deem necessary or desirable and which the Company and the Agent deem shall not adversely affect the interests of any other Holders of Warrant Certificates. Other amendments to this Agreement may be made only with the written consent of Holders of a majority of the Warrants and/or Warrant Shares.

     13.     Successors. All the covenants and provisions of this Agreement shall be binding upon and inure to the benefit of the Company, the Holders and their respective successors and assigns hereunder.

     14.     Termination. This Agreement shall terminate at the close of business on the expiration of the Warrant Exercise Term.

     15.     Governing Law: Submission to Jurisdiction. This Agreement and each Warrant Certificate issued hereunder shall he governed by, and construed in accordance with, the laws of the State of New York applicable to contracts entered into and to be performed wholly within said State.

          The Company, the Agent and each of the Holders hereby agree that any action, proceeding or claim against it arising out of, or relating in any way to, this Agreement shall be brought and enforced in the courts of the State of New York, and any Federal court located in the County of' New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company, the Agent and each of the Holders hereby irrevocably waives any objection to such exclusive jurisdiction or inconvenient forum. Any such process or summons to be served upon any of the Company, the Agent and any of the Holders (at the option of the party bringing such action, proceeding or claim) may be served by transmitting a copy thereof, by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address as set forth in Section 11 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the party so served in any action, proceeding or claim. The Company and each Holder, by its acceptance of a Warrant Certificate, agrees that the prevailing party(ies) in any such action or proceeding shall be entitled to recover from the other party(ies) all of its/their reasonable legal costs and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

     16.     Entire Agreement. This Agreement contains the entire understanding between the parties hereto and supersedes all prior agreements and understandings, written or oral, with respect to the subject matter hereof.

     17.     Severability. If any provision of this Agreement shall be held to be invalid and unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement.

     18.     Captions. The caption headings of the Sections of this Agreement are for convenience of reference only and are not intended, nor should they be construed as, a part of this Agreement and shall be given no substantive effect.

     19.     Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or entity other than the Company and the Agent and any other Holder(s) of the Warrant Certificates or Warrant Securities any legal or equitable right, remedy or claim under this Agreement. This Agreement shall be for the sole and exclusive benefit of the Company and the Agent and any other such Holder(s).

     20.     Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.
FLIGHT SAFETY TECHNOLOGIES, INC. /s/ Samuel A. Kovnat Samuel A. Kovnat Chief Executive Officer
SPENCER TRASK VENTURES, INC. /s/ William P. Dioguardi William P. Dioguardi President

Exhibit A

WARRANT CERTIFICATE

     THE WARRANTS REPRESENTED BY THIS CERTIFICATE AND THE OTHER SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (ii) AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER, THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

     THE TRANSFER OR EXCHANGE OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED IN ACCORDANCE WITH THE WARRANT AGREEMENT REFERRED TO HEREIN.
No. W-1	121,269 Warrants

WARRANT CERTIFICATE

     This Warrant Certificate certifies that Spencer Trask Ventures, Inc., or its assigns, is the holder of 121,269 Warrants to purchase initially, at any time after the date hereof until 5:30 p.m. New York time, on the last day of the Warrant Exercise Term (the "Expiration Date"), up to 121,269 fully paid and non-assessable shares of Series A Convertible Preferred Stock, $.01 par value per share ("Series A Preferred Stock"), of Flight Safety Technologies. Inc., a Delaware corporation (the "Company") (shares of Series A Preferred Stock are referred to herein individually as a "Security" and collectively as the "Securities"), at the initial exercise price, subject to adjustment in certain events (the "Exercise Price"), of $3.30 per share upon surrender of this Warrant Certificate and payment of the aggregate Exercise Price at an office or agency of the Company, but subject to the conditions set forth herein and in the Placement Agent Warrant Agreement dated as of November ___, 2000, between the Company and Spencer Trask Ventures, Inc. (the "Warrant Agreement"). Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms by the Warrant Agreement. Payment of the Exercise Price shall be made by certified or official bank check payable to the order of the Company or by any other method permitted by the Warrant Agreement.

     No Warrant may be exercised after 5:30 p.m., New York time, on the Expiration Date, at which time all Warrants evidenced hereby, unless exercised prior thereto, hereby shall thereafter be void.

     The Warrants evidenced by this Warrant Certificate are part of a duty authorized issue of Warrants issued pursuant to the Warrant Agreement, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Company and the Holders of the Warrants.

     The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price and the type and/or number of the Company's securities issuable thereupon may, subject to certain conditions, be adjusted. In such event, the Company will, at the request of the Holder, issue a new Warrant Certificate evidencing the adjustment in the Exercise Price and the number and or type of securities issuable upon the exercise of' the Warrants; provided, however, that the failure of the Company to issue such new Warrant Certificates shall not in any way change, alter, or otherwise impair, the rights of the Holder as set forth in the Warrant Agreement.

     Upon due presentment for registration of transfer of this Warrant Certificate and executed form of assignment as attached hereto at the office of the Company set forth in the Warrant Agreement, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided herein and in the Warrant Agreement, without any charge except for any tax or other governmental charge imposed in connection with such transfer.

     Upon the exercise of less than all of the Warrants evidenced by this Certificate, the Company shall forthwith issue to the holder hereof a new Warrant Certificate representing such unexercised Warrants.

     The Company may deem and treat the Holder(s) hereof as reflected on the records of the Company as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, and of any distribution to the Holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

     IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed under its corporate seal.

Dated as of November 3, 2000
[SEAL]	FLIGHT SAFETY TECHNOLOGIES, INC. /s/ Samuel A. Kovnat Samuel A. Kovnat Chief Executive Officer
Attest: Secretary

[FORM OF ELECTION TO PURCHASE PURSUANT TO SECTION 3.1]

     The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to purchase ________ shares of Series A Convertible Preferred Stock.

     In accordance with the terms of Section 3.1 of the Warrant Agreement dated as of November ___, 2000, between Flight Safety Technologies. Inc. and Spencer Trask Ventures, Inc., the undersigned requests that a certificate for such securities be registered in the name of ___________________________ whose address is ______________________________ and that such Certificate be delivered to _________________ whose address __________________.

Dated: __________________________
Signature: (Signature must conform in all respects to name of holder as specified on the face of the Warrant Certificate.) (Insert Social Security or Other Identifying Number of Holder)

[FORM OF ASSIGNMENT]

(To be executed by the Holder if such Holder
desires to transfer the Warrant Certificate.)

FOR VALUE RECEIVED ______________________________________________ here sells, assigns and transfers unto ________________________________________________________
                                                                     (Please print name and address transferee)

this Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint _________________ Attorney, to transfer the within Warrant Certificate on the books of the within-named Company, with full power of substitution.
Dated:	Signature: (Signature must conform in all respects to name of holder as specified on the face of the Warrant Certificate.) (Insert Social Security or Other Identifying Number of Holder)